The Mexico Fund, Inc.

Monthly Summary Report
November 2011

Prepared By:
Impulsora del Fondo México, sc
Investment Adviser to the Fund

www.themexicofund.com

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

		November 30, 2011

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier

Total Net Assets1 (million US$)	$334.98	$339.05	$406.63

NAV per share	$25.07	$25.37	$30.35

Closing price NYSE2	$22.79	$23.53	$27.48

% Premium (Discount)	(9.09%)	(7.25%)	(9.46%)

Shares traded per month2 (composite figures)	306,649	619,900	481,883

Outstanding shares3	13,362,586	13,362,586	13,399,745

Shares on Short Interest Position2	7,850	19,201	10,113

Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year

Market price	-3.14%	-8.27%	-12.71%	-6.72%

NAV per share	-1.18%	-7.72%	-14.22%	-8.11%

Bolsa Index	-0.19%	-6.68%	-12.73%	-8.32%

MSCI Mexico Index	-1.20%	-6.42%	-10.53%	-6.91%

	2 Years	3 Years	5 Years	10 Years

Market price	28.87%	132.22%	18.82%	330.70%

NAV per share	20.60%	96.91%	11.39%	318.23%

Bolsa Index	12.94%	75.37%	19.09%	329.50%

MSCI Mexico Index	13.30%	78.54%	9.96%	262.53%

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1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.

2 Source: New York Stock Exchange. Short interest position as of first fortnight of every month.

3 During November 2011, the Fund did not repurchase any of its own shares in the open market.

4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Figures calculated using the dividend reinvestment criteria.

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier

Bolsa Index5	36,829.15	36,159.99	36,817.32

Daily avg. of million shares traded	383.4	374.5	277.7

Valuation Ratios6: P/E	19.28	19.79	22.51

P/BV	2.67	2.64	3.18

EV/EBITDA	8.47	8.34	9.35

Market capitalization (billion US$)	$454.01	$475.26	$490.66

IV. The Mexican Economy.
	End of Month	One Month Earlier	One Year Earlier

Treasury Bills7

One month	4.35%	4.36%	3.97%

Six months	4.43%	4.43%	4.37%

One year	4.46%	4.40%	4.52%

Long-term Bonds

Three years	4.84%	4.66%	5.15%

Five years	4.98%	5.11%	5.28%

Ten years	6.38%	6.85%	6.13%

20 years	N.A.	7.48%	7.29%

30 years	7.56%	N.A.	N.A.

Currency Market8

Exchange Rate (Ps/US$)	Ps. 13.6251	Ps. 13.3517	Ps. 12.4877

	Month	Year to Date	Last 12 Months

Inflation Rates on Previous Month

Consumer Price Index9 (CPI)	0.68%	1.87%	3.20%

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5 Source: Mexican Stock Exchange

6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings Before Interests, Taxes, Depreciation and Amortization.

7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.

8 Sources: Bloomberg and Banco de México

9 Source: Banco de México

V.   Economic Comments.

According to results of the monthly poll conducted during November 2011 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will increase 3.87% during 2011 and 3.25% during 2012. The inflation rate is estimated by analysts to be 3.36% for 2011 and 3.68% for 2012. The exchange rate of the peso against the dollar is expected to end 2011 at Ps. 13.32 and at Ps. 13.06 towards the end of 2012, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 4.37% and 4.40% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

VI.  Portfolio of Investments As of November 30, 2011 (Unaudited)

Shares Held	COMMON STOCK - 92.89%	Value	Percent of Net Assets
	Airports
1,225,000	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$6,967,839	2.08%

	Beverages
1,865,000	Arca Continental, S.A.B. de C.V.	8,446,848	2.52
540,000	Coca-Cola Femsa, S.A.B. de C.V. Series L	4,915,648	1.47
4,800,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	32,678,512	9.75
1,000,000	Grupo Modelo, S.A.B. de C.V. Series C	6,361,788	1.90
		52,402,796	15.64
	Building Materials
16,590,000	Cemex, S.A.B. de C.V. Series CPO	7,719,620	2.30

	Chemical Products
3,000,000	Mexichem, S.A.B. de C.V.	10,412,401	3.11

	Construction and Infrastructure
2,200,000	Empresas ICA, S.A.B. de C.V.	2,903,171	0.87

	Consumer Products
2,200,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	11,657,896	3.48

	Financial Groups
1,470,000	Banregio Grupo Financiero, S.A.B. de C.V. Series O	3,143,889	0.94
2,700,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	9,301,803	2.78
		12,445,692	3.72
	Food
5,000,000	Grupo Bimbo, S.A.B. de C.V. Series A	10,315,521	3.08

	Health Care
3,000,000	Genomma Lab Internacional, S.A.B. de C.V. Series B	6,387,476	1.91

	Holding Companies
1,000,000	Alfa, S.A.B. de C.V. Series A	11,742,299	3.50
1,620,000	Grupo Carso, S.A.B. de C.V. Series A1	3,746,483	1.12
		15,488,782	4.62
	Media
4,500,000	Grupo Televisa, S.A.B. Series CPO	18,690,138	5.58

	Mining
4,712,082	Grupo México, S.A.B. de C.V. Series B	12,744,143	3.81
270,000	Industrias Peñoles, S.A.B. de C.V.	12,304,578	3.67
		25,048,721	7.48
	Retail
104,500	First Cash Financial Services, Inc.	3,793,341	1.13
2,000,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	4,958,496	1.48
1,620,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	11,629,434	3.47
12,780,000	Wal-Mart de México, S.A.B. de C.V. Series V	34,611,269	10.33
		54,992,540	16.41

			Percent of
Shares Held	COMMON STOCK	Value	Net Assets
	Steel
315,400	Ternium, S.A.	5,260,949	1.57

	Stock Exchange
3,200,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	5,418,235	1.62

	Telecommunications Services
54,768,000	América Móvil, S.A.B. de C.V. Series L	65,037,779	19.42

	Total Common Stock	$311,149,556	92.89%

Securities	SHORT-TERM SECURITIES – 6.54%
Principal Amount
	Repurchase Agreements
$21,207,908	BBVA Bancomer, S.A., 4.50%, dated 11/30/11, due 12/01/11 repurchase price $21,210,559 collateralized by Bonos del Gobierno Federal.	$21,207,908	6.33%
	Time Deposits
	Comerica Bank, 0.06%, dated 11/30/11, due 12/01/11	726,766	0.21
	Total Short-Term Securities	21,934,674	6.54
	Total Investments	333,084,230	99.43
	Other Assets in Excess of Liabilities	1,893,731	0.57
	Net Assets Equivalent to $25.07 per share on 13,362,856 shares of capital stock outstanding	$334,977,961	100.00%

VII.  The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)